Exhibit 10.7

BEMA ACQUISITION CONSENT, AMENDMENT, AND WAIVER

This BEMA ACQUISITION CONSENT, AMENDMENT, AND WAIVER (the “Consent”) is entered this August 2, 2006 (the “Consent Date”) by BioDelivery Sciences International, Inc. (“BDSI”), its wholly-owned subsidiary Arius Pharmaceuticals, Inc. (“Arius”), BDSI’s wholly-owned subsidiary Arius Two, Inc. (“Arius Two”), and CDC IV, LLC (“CDC”)

WHEREAS, Arius, BDSI and CDC are parties to that certain Clinical Development and License Agreement, dated July 14, 2005, as amended February 15, 2006 and May 16, 2006 (as amended, the “CDC License”), and Security Agreement, dated February 15, 2006, as amended May 16, 2006 (the “Security Agreement”), under which CDC has certain rights with respect to certain intellectual property rights and assets related to Arius’ BEMA Fentanyl product;

WHEREAS, Arius and QLT USA, Inc. (“QLT”) are parties to that certain License Agreement, dated May 27, 2004, as amended July 14, 2005, concerning QLT’s BEMA technology (such agreement, the “QLT License”);

WHEREAS, Arius Two intends to acquire all of QLT’s right, title, and interest in QLT’s BEMA-related assets regarding all jurisdictions outside the United States, as fully contemplated by the form of Intellectual Property Assignment Agreement between QLT and Arius Two attached hereto, with all of its exhibits and related agreements, as Exhibit A (collectively, all of the foregoing, the “Acquisition Agreements”);

WHEREAS, upon acquisition of the assets and rights to be acquired under the Acquisition Agreements (such assets, the “Acquired Assets”), Arius Two intends to grant Arius an exclusive license in all jurisdictions outside the United States under the Acquired Assets pursuant to that form of BEMA License Agreement, with all of its exhibits, attached hereto as Exhibit B (the “New License”).

WHEREAS, the CDC License and Security Agreement do not currently contemplate or permit Arius Two’s acquisition of the rights referenced above as contemplated by the Acquisition Agreements or Arius Two’s granting of rights under the New License to Arius;

WHEREAS, CDC wishes to enable Arius Two to enter into the Acquisition Agreements, acquire the Acquired Assets, and enter into the New License by executing this Consent; and

WHEREAS, the parties desire to amend the CDC License as set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Consent agree as follows:

1. Definitions. Any capitalized terms not separately defined in this Consent or by reference to the New License shall have the meaning provided in the CDC License.

2. Executed Acquisition Agreements. Attached hereto as Exhibit A is a final and complete copy of the Acquisition Agreements, together with final and complete copies of all other agreements entered into between BDSI, Arius or any of their affiliates and QLT in connection with the acquisition of the Acquired Assets. Except for the Acquisition Agreements, there are no other agreements, side letters or other understandings between BDSI, Arius, or any of their affiliates and QLT related to the subject matter thereof (with the exception of the QLT License, which shall remain in effect, as amended by that certain Second Amendment Agreement, dated August 2, 2006, between QLT and Arius following BDSI’s acquisition of the Acquired Assets). The parties acknowledge and agree that the consent of CDC is subject to the foregoing statements being true and correct.

3. Consents and Waivers.

3.1 CDC. Effective upon the execution of the Acquisition Agreements, CDC agrees, notwithstanding anything to the contrary in the CDC License or Security Agreement, that (i) BDSI’s obligations under Section 8.2.19 of the CDC License shall not apply to the Acquisition Assets or Arius Two’s interest in the New License and (ii) the Acquired Assets and Arius Two’s interest in the New License may be held and/or owned by Arius Two in lieu of Arius. CDC consents (i) under Section 8.5.1 of the CDC License to (a) Arius Two’s granting of a security interest in the Collateral (as defined in the Acquisition Agreements) to QLT pursuant to the Acquisition Agreements and (b) any future transfer of any or all of the Collateral to an Arius Two Assignee (as defined below) as a result of QLT exercising its remedies with respect to such Collateral under the Acquisition Agreements (provided, however, that such consent shall terminate upon the termination of the security interest created in favor of QLT under the Acquisition Agreements), (ii) under Section 8.5.2 of the CDC License to Arius Two’s purchase of the Acquired Assets as contemplated by the Acquisition Agreements, and (iii) to the amendment of the Atrix License pursuant to the form of amendment attached hereto as Exhibit C.

3.2 By Arius Two. Subject to Section 5 of this Consent, Arius Two hereby consents to the sublicense and/or assignment by Arius and the grant to CDC by Arius of a security interest in Arius’ rights in and to the, as the following are defined in the New License, Fentanyl Product and related Clinical Documentation and Results, Governmental Approvals, Books and Records, Marketing Authorizations, and Know-How to the extent relating solely to the Territory, on and subject to the terms set out in the New License, this Consent, the CDC License, and Security Agreement.

4. Amendments.

4.1	CDC License. The CDC License shall be amended by:

a.	Adding the following at the end of Article 1:

“1.64 “Arius Two Agreement” means that certain BEMA License Agreement between Arius Two, Inc. (“Arius Two”) and Subsidiary, dated August 2, 2006, as amended.

1.65 “Arius Two Assignee” means a party, other than an Affiliate of the Company or Arius Two, assuming the rights and obligations of Arius Two under the Arius Two Agreement as a result of QLT exercising its remedies under that certain Security Agreement between QLT and Arius Two dated August 2, 2006 (the “QLT Security Agreement”) with respect to the Collateral (as defined in the QLT Security Agreement).”;

b.	Inserting the phrase “or Arius Two License” following the phrase “Atrix License” in Section 1.9;

c.	Inserting the phrase “or Arius Two License” following the phrase “Atrix License” in Section 10.4.5; and

d.	Inserting the phrase “and Arius Two License (provided, however, that such license shall only be subject to such terms, conditions, and payment obligations under the Arius Two License to the extent such Arius Two License has been assigned to an Arius Two Assignee)” following the phrase “Atrix License” in Section 10.5.3.

4.2 Prior Consent and Amendment Agreement. Arius and CDC agree that (i) upon the assignment of the Acquired Assets to Arius Two under the Acquisition Agreement, the covenants of CDC under Section 10 of that certain Consent and Amendment Agreement between QLT, Arius, and CDC, dated July 14, 2005 (the “Original CDC Consent”), shall apply only with respect to the United States (as defined in the Acquisition Agreements) and (ii) the last paragraph of Section 10 of the Original CDC Consent, as amended above, shall be further amended by deleting the phrase “it will not transfer” and substituting in lieu thereof the phrase “it will not, except as (i) permitted by the Amended License (as further amended pursuant to that certain Second Amendment Agreement between QLT and Arius, dated August 2, 2006) or (ii) contemplated by any sublicense agreement granting a sublicense thereunder by Arius or CDC, transfer”, with the effectiveness of this Section 4.2 to be subject to QLT’s prior or subsequent written agreement to the foregoing in a separate writing executed by QLT.

5. CDC Covenants under New License. For purposes of this Section 5, all capitalized terms shall have the meaning provided in the New License. In the event that QLT, an affiliate thereof, or any third party that is not an Affiliate of Arius Two or BDSI assumes the rights and obligations of Arius Two under the New License as a result of QLT exercising its remedies with respect to the Collateral (as defined in the Acquisition Agreements) under the Acquisition Agreements (such a party assuming such rights and obligations as a result of such exercise, an “Arius Two Assignee”), and such Arius Two Assignee terminates the New License after providing CDC with an opportunity to cure any Arius or CDC default as provided in the New License, or CDC fails to deliver to the Arius Two Assignee the License Request within the time period set out in Section 2.04(d) of the New License, than CDC agrees and covenants that it will:

a.	comply with the provisions of Section 13.05 of the New License as if it were Arius, including but not limited to the following: (i) neither CDC nor Arius shall have any right under the New License to practice within the BEMA Patent Rights or use any of the BEMA Technology, (ii) all rights, title or interest in, or other incidents of ownership under, the BEMA Technology and the Marks in the Territory licensed under the New License shall revert to or shall be transferred by CDC to the Arius Two Assignee and shall become the sole property of the Arius Two Assignee, (iii) all sublicenses granted and co-marketing and co-promoting agreements executed by Arius or CDC pursuant to Sections 3.01(b) and (c) of the New License shall promptly be assigned to the Arius Two Assignee effective as of the date of the termination of the New License, and (iv) Arius and CDC shall grant and assign to the Arius Two Assignee all of either parties’ right, title and interest in, to or under all Governmental Approvals, Books and Records, Clinical Documentation and Results, and Marketing Authorizations to the extent used or useable in the Territory in connection with the Products and all other data, reports, studies, analysis or similar items created or obtained by Arius or CDC in connection with the development, marketing or commercialization of Products in the Territory, provided that, in the event any of the foregoing also relate to the development, marketing, or commercialization of products outside the Territory, Arius and CDC shall, in lieu of the foregoing assignment, grant the Arius Two Assignee a nonexclusive, perpetual, royalty-free, fully-paid license to the foregoing in the Territory for the sole purpose of developing, marketing, and commercializing Products in the Territory;

b.	release and discharge its security interest under the Security Agreement in all assets to be assigned pursuant to the foregoing.

In addition, CDC covenants and agrees that it will not, except as (i) permitted by the New License (as further amended pursuant to that certain First Amendment Agreement between Arius Two and Arius, dated August 2, 2006 and that certain Sublicensing Consent between Arius Two and Arius dated August 2, 2006) or (ii) contemplated by any sublicense agreement granting a sublicense thereunder by Arius or CDC, transfer, license, sublicense, or assign, to a third party any of its rights to the Fentanyl Product or related Governmental Approvals, Books and Records, Clinical Documentation and Results, Marketing Authorizations and Know-How to the extent used or useable in the Territory in connection with the Products, or its security interest therein (collectively, the “BEMA Assets”); provided, however, the parties hereto agree that CDC may transfer, license, sublicense, assign or grant a security interest in its rights to receive payments (including without limitation, royalty payments), its rights to receive information related to such payments, and contractual rights related to the enforcement of its right to receive such payments, in each case, in connection with the BEMA Assets.

The parties agree that (i) QLT shall be deemed a third party beneficiary of this Section 5 for purposes of enforcing this provision and (ii) this Section 5 shall not be amended without QLT’s prior written consent. The provisions of this Section 5 shall terminate upon the termination of the security interest created in favor of QLT under the Acquisition Agreements.

6. CDC Payments Not Sublicense Revenue. Arius represents and warrants to Arius Two that none of the amounts to be paid by CDC to Arius under the CDC License are “Sublicense Revenue” as defined in the New License. Based upon and subject to the continued accuracy of the foregoing representation of Arius, Arius Two acknowledges that no amounts are due or payable by Arius to Arius Two under the New License as a result of Arius’ receipt of payments from CDC under the CDC License.

7. License to Continue in Full Force and Effect. To the extent that the terms of the CDC License or Security Agreement are varied by this Consent, such variations shall be deemed to be lawfully made amendments to the CDC License pursuant to Section 11.5 thereof and to the Security Agreement pursuant to Section 7.1 thereof. Except as they may be modified by this Consent, the CDC License and Security Agreement shall remain unchanged and in full force and effect.

8. Governing Law. This Consent shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its conflicts of laws rules.

9. Counterparts. This Consent may be executed in two or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument. Signatures to the Consent may be transmitted via facsimile and such signatures shall be deemed to be originals.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Consent as of August 2, 2006.

ARIUS PHARMACEUTICALS, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President & CEO

CDC IV, LLC

By:	/s/ David Ramsey
Name:	David Ramsey
Title:	Partner

ARIUS TWO, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President

SIGNATURE PAGE TO BEMA ACQUISITION CONSENT, AMENDMENT, AND WAIVER